Exhibit 10.1

Employment Agreement of Lee S. Powell

This Employment Agreement (the “Agreement”) is effective as of January 31, 2008 (the “Effective Date”), by and between SPX Corporation (the “Company”) and Leslie (“Lee”) S. Powell (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Segment President, Industrial Products and Services; and

WHEREAS, the Company and the Executive have reached agreement concerning the terms and conditions of his continued employment and wish to formalize that agreement;

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

1.                                       Employment. The Company employs the Executive and the Executive hereby accepts continued employment with the Company and appointment as its Segment President, Industrial Products and Services. During the Term (as hereinafter defined), the Executive will have the title, status and duties of the Segment President, Industrial Products and Services and will report directly to the Company’s Chief Executive Officer or other senior executive officer. The Executive’s principal business office shall be located in Charlotte, North Carolina, and Executive’s principal family residence shall be located within 50 miles of the Company’s principal business office for the duration of the Term.

2.                                       Term. The term of employment under this Agreement (“Term”) will commence on the Effective Date, and will continue thereafter until December 31, 2009; provided, however, that this Agreement shall remain in effect and the Term shall be extended from year to year thereafter unless, not less than one hundred eighty (180) days prior to December 31, 2009, or any subsequent December 31, either the Executive or the Company delivers to the other written notice of his or its intention not to continue this Agreement in effect, in which case this Agreement shall terminate as of December 31 of the year in which such notice is given; and provided further that, if a Change in Control (as defined below) shall have occurred during the Term, this Agreement shall continue in effect and the Term shall be extended until at least the second anniversary of such Change in Control.

3.                                       Duties. During the Term:

(a)                                  The Executive will perform duties assigned by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”), from time to time; provided that the Executive shall not be assigned tasks inconsistent with those of the Segment President, Industrial Products and Services .

(b)                                 The Executive will devote his full time and best efforts, talents, knowledge and experience to serving as the Company’s Segment President, Industrial Products and Services. However, the Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any material way with the business of the Company; provided that, the Executive cannot serve on the board of directors of more than one publicly-traded company without the Board’s written consent. The time involved in such activities shall not be treated as vacation time. The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

(c)                                  The Executive will perform his duties diligently and competently and shall act in conformity with the Company’s written and oral policies and within the limits, budgets and business plans set by the Company. The Executive will at all times during the Term strictly adhere to and obey all of the rules, regulations and policies in effect from time to time relating to the conduct of executives of the Company. Except as provided in (b) above, the Executive shall not engage in consulting work or any trade or business for his own account. The Executive shall not engage in consulting work or any trade or business on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any way.

4.                                       Compensation and Benefits. During the Term, the Company shall provide to the Executive, and the Executive shall accept from the Company as full compensation for the Executive’s services hereunder, compensation and benefits as follows:

(a)                                  Base Salary. The Company shall pay the Executive at an annual base salary (“Base Salary”) of Four Hundred Thousand Dollars ($400,000) effective as of January 1, 2008. The Board, or such committee of the Board as is responsible for setting the compensation of officers, shall review the Executive’s performance and Base Salary annually in January of each year, and determine whether to adjust the Executive’s Base Salary on a prospective basis. The first review shall be in January 2009. Such adjusted annual salary then shall become the Executive’s “Base Salary” for purposes of this Agreement. The Executive’s annual Base Salary shall not be reduced after any increase, without the Executive’s written consent. The Company shall pay the Executive’s Base Salary according to payroll practices in effect for all officers of the Company.

(b)                                 Incentive Compensation. The Executive shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its officers, including, but not limited to, the 2008 executive bonus plan (“Bonus Plan”) and the SPX Corporation Stock Compensation Plan, all as the Board (or appropriate Board committee) may determine from time to time in its discretion. For the 2008 bonus plan year, the Executive shall be eligible for a target bonus under the Company’s Bonus Plan equal to eighty percent (80%) of his Base Salary provided that all performance goals set by the Company are met. The Board (or appropriate Board committee) will determine and communicate to the Executive his annual bonus plan participation and the applicable performance goals for subsequent bonus plan years, no later than March 31 of such bonus plan year.

(c)                                  Executive Benefit Plans. The Executive will be eligible to participate in any executive benefit plans offered by the Company including, without limitation,

medical, dental, short-term and long-term disability, life, pension, profit sharing and nonqualified deferred compensation arrangements, as the Board may determine in its discretion. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated officers.

(d)                                 Business Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

(e)                                  Perquisites. The Company will provide the Executive with all perquisites it provides to other similarly situated officers. Such perquisites shall not be less than those provided to the Executive on the Effective Date. The Company will also reimburse the Executive for annual income tax return preparation and financial planning up to $20,000 per year.

(f)                                    Vacation. The Executive will be entitled to vacation in accordance with the Company’s vacation policy for officers, but in no event less than 5 weeks per calendar year. The maximum vacation accrual allowed from year to year and at any given time will equal Executive’s annual entitlement. Once the maximum accrual is reached, Executive will no longer accrue vacation until the unused amount accrued is below the maximum level allowed.

(g)                                 Retiree Medical. The Executive shall be entitled to receive retiree medical benefits in accordance with the eligibility requirements and plan offerings for access to retiree medical benefits provided generally to full-time employees of the Company. The Executive may cover his spouse or dependents eligible at the time of retirement. The cost of such benefits for the Executive, his spouse and eligible dependents, will be 100% of the premiums and shall be reimbursed by the Company on an annual basis up to the date the Executive reaches Medicare eligibility due to age, at which point such reimbursement shall cease. Depending on the plan, all or a portion of the reimbursement may be taxable. Such benefits shall include prescription drug coverage, but not dental or vision benefits unless included in the medical plan. Upon reaching Medicare eligibility due to age, Medicare shall become the primary payor of medical/prescription benefits for the Executive, his spouse or eligible dependents as applicable, and the reimbursement of premiums for such coverage by the Company shall cease. The Company reserves the right to modify, suspend or discontinue any and all retiree medical plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated officers; provided that, if the Company terminates retiree access to medical and/or prescription benefits generally for retirees, the Executive shall be entitled to an annual reimbursement from the Company upon proof of continued coverage for comparable medical and/or prescription coverage under an individual policy or other group policy, subject to a maximum total reimbursement of one and one-half times the applicable premium of the plan in effect at the time retiree access is terminated at the applicable coverage level, and subject to maximum annual inflation adjustment thereafter of five percent (5%). Upon the death of the Executive, a surviving spouse will continue eligibility and reimbursement as described above. Surviving dependent children will not receive premium reimbursement beyond the COBRA continuation period. For all other COBRA qualifying events other than the death of the Executive, reimbursement will cease upon commencement of the COBRA continuation period.

5.                                       Payments on Termination of Employment.

(a)                                  Termination of Employment for any Reason. The following payments will be made upon the Executive’s termination of employment for any reason:

(i)                                     Earned but unpaid Base Salary through the date of termination;

(ii)                                  Any annual incentive plan bonus, for which the performance measurement period has ended, but which is unpaid at the time of termination;

(iii)                               Any accrued but unpaid vacation;

(iv)                              Any amounts payable under any of the Company’s benefit plans in accordance with the terms of those plans, except as may be required under Section 401(a)(13) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(v)                                 Unreimbursed business expenses incurred by the Executive on the Company’s behalf.

(b)                                 Termination of Employment for Death or Disability. In addition to the amounts determined under (a) above, if the Executive’s termination of employment occurs by reason of death or disability, the Executive (or his estate) will receive a pro rata portion of any bonus payable under the Company’s annual incentive plan for the year in which such termination occurs determined based on the highest of (i) the actual annual bonus paid for the bonus plan year immediately preceding such termination, or (ii) the target bonus for the bonus plan year in which such termination occurs. The Executive will be deemed to be disabled upon the earlier of (x) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially all of his usual and customary duties under this Agreement or (y) the date that a reputable physician selected by the Company’s Chief Executive Officer, determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Executive’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether the Executive is disabled, upon request therefore by the Chief Executive Officer, the Executive shall submit to medical examination for the purpose of determining the existence, nature and extent of any such disability. In accordance with Section 11, the Chief Executive Officer shall promptly give the Executive written notice of any such determination of the Executive’s disability and of any decision of the Chief Executive Officer to terminate the Executive’s employment by reason thereof. In the event of disability, until the date of termination, the amount of Base Salary payable to the Executive under Section 4 hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive in accordance with any disability policy or program of the Corporation.

(c)                                  Termination by the Company Without Cause, or Voluntary Termination by the Executive for Good Reason. If the Company terminates the Executive’s employment other than for Cause or death or disability, or the Executive voluntarily terminates his employment for Good Reason, in addition to the benefits payable under (a), the Company will pay the following amounts and provide the following benefits:

(i)                                     The Executive’s Base Salary through the one-year anniversary of the employment termination and annual incentive bonus, which will be determined as the highest of (A) the actual incentive bonus paid for the bonus plan year immediately preceding such termination, or (B) the target annual incentive bonus for the bonus plan year in which such termination occurs.

(ii)                                  Continued coverage under the Company’s medical, dental, vision, key manager life insurance and pension through the one-year anniversary of the employment termination, at the same cost to the Executive as in effect on the date of the Executive’s termination. If the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or, if applicable, through a nonqualified pension or profit sharing plan. To the extent that the Executive’s compensation is necessary for determining the amount of any such continued coverage or benefits, such compensation (Base Salary and annual incentive bonus) through the one-year anniversary of the employment termination shall be at the highest rate in effect during the 12-month period immediately preceding the Executive’s termination of employment.

(iii)                               Executive perquisites on the same basis on which the Executive was receiving such perquisites prior to his employment termination, including: (A) reimbursement for club dues through the one year anniversary of the employment termination; and (B) reimbursement of expenses relating to financial planning services, tax return preparation and annual physicals through December 31 of the calendar year that includes the first anniversary of the Executive’s employment termination. The Company will bear the cost of such perquisites, at the same level in effect immediately prior to the Executive’s employment termination. Perquisites otherwise receivable by the Executive pursuant to this Section shall be reduced to the extent comparable perquisites are actually received by or made available to the Executive without cost during the period following the Executive’s employment termination covered by this Section. The Executive shall report to the Company any such perquisites actually received by or made available to the Executive.

(iv)                              The period through the one-year anniversary of the Executive’s employment termination shall continue to count for purposes of determining the Executive’s age and service with the Company with respect to eligibility, vesting and the amount of benefits under the Company’s pension plans to the maximum extent permitted by applicable law.

(v)                                 Any outstanding stock options, restricted stock or other equity-based compensation awards that would have vested during the period through the one year anniversary of the Executive’s employment termination shall immediately vest upon such termination date, and any Company stock options shall be immediately exercisable at any time prior to the earlier of:  (A) one year; or (B) the stock option expiration or other termination date, subject to applicable insider trading policies and regulations.

(vi)                              Outplacement services, as elected by the Executive (and with a firm selected by the Executive), not to exceed $35,000 in total.

(d)                                 Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:  (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the budget over which the Executive retains authority; (iv) a material change in the geographic location at which the Executive’s must perform the services; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. The Executive’s must provide notice to the Company of the existence of the condition described in above within a period not to exceed ninety (90) days of the initial existence of the condition, and the Company will have a period of at least thirty (30) days following the notice during which it may remedy the condition. Any termination for Good Reason must occur within two years following the initial existence of one or more of the foregoing conditions.

(e)                                  Cause. For purposes of this Agreement, “Cause” shall mean:  (i) the Executive’s willful and continued failure to satisfactorily perform his duties as an executive of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for performance is delivered to the Executive, which demand specifically identifies the manner in which the Executive has not satisfactorily performed his duties, and which gives the Executive at least 30 days to cure such alleged deficiencies, (ii) the Executive’s willful misconduct or dishonesty, which is demonstrably and materially injurious to the Company, monetarily, reputationally, or otherwise, (iii) the Executive’s engaging in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of officers of the Company, (iv) the Executive’s refusal or failure to substantially comply with the Company’s human resources rules, policies, directions and/or restrictions relating to harassment and/or discrimination, or to substantially comply with the Company’s compliance or risk management rules, policies, directions and/or restrictions (including, without limitation, the Company’s Code of Business Conduct); (v) the Executive’s loss of any license or registration that is necessary for the Executive to perform his or her duties, or commits any act that could result in the legal disqualification of the Executive from being employed by the Company or a subsidiary; (vi) the Executive’s failure to cooperate with the Company or a subsidiary in any internal investigation or administrative, regulatory or judicial proceeding. The Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(f)                                    Non-Renewal. If the Company gives written notice to the Executive of its intention not to continue this Agreement in effect, in accordance with Section 2, and the Executive remains employed until the December 31 termination of the Agreement (and a Change in Control has not occurred that would extend the Agreement), the Executive may deliver his written resignation to the Company effective December 31, and the Company will continue the Executive’s Base Salary for six (6) months following the December 31 effective date of the Executive’s resignation.

(g)                                 Timing of Payments. All payments described above shall be made in a lump sum cash payment as soon as practicable (but in no event more than 30 days after the Executive has signed the release required below in this Section 5, unless a longer period is required by applicable law or plan documents) following the Executive’s termination of employment. If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment at the time such bonuses are paid generally.

(h)                                 Code Section 409A. Each payment under Section 5(c) of this Agreement or any Company plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii). Any payment under Section 5(c) or the applicable Company plan that does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) or a limited payment under Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions) will be subject to the Six-Month Delay Rule if the Executive is a Specified Employee as of his Separation from Service. Payments to which the Executive otherwise would be entitled during the Six-Month Delay will be accumulated and paid on the first day of the seventh month following his Separation from Service. Notwithstanding the Six-Month Delay Rule, to the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), during the Six-Month Delay, the Company will pay the Executive an amount equal the lesser of (A) the total severance scheduled to be provided under Section 5(c) above, or (B) two times the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Separation from Service occurs, and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which his Separation from Service occurs; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Section 5(c) above and any applicable Company plan. For purposes of this Agreement:

(i)                                     “Separation from Service” or “Separates from Service” means the Executive’s death, retirement or termination of employment from the Company within the meaning of 409A. For purposes of determining whether a Separation from Service has occurred, subsidiaries and affiliates of the Company are only those included by using the language “at least eighty percent (80%)” to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule stated in Treasury Regulation §1.409A-1(h)(3). A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive, to less than fifty percent (50%) of the average level of services performed by the Executive during the immediately preceding 36-month period.

(ii)                                  “Specified Employee” has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions). The Company’s “specified employee identification date” (as described in Treas. Reg. 1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company’s “specified employee effective date” (as described in Treas. Reg. 1.409A-1(c)(i)(4) or any similar or successor provisions) will be April 1 of each succeeding year.

(i)                                     Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning given to such term in the SPX Corporation Stock Compensation Plan, or any similar or successor plan.

(j)                                     Release. As a condition of receiving the payments and benefits provided for in this Section 5, the Executive shall be required to execute (and not revoke during any legally-required revocation period), prior to receiving any such payments and benefits, a release in a form provided by the Company, of all claims against the Company, including but not limited to any and all claims arising out of contract (written, oral, or implied in law or in fact), tort (including negligent and intentional acts), or state, federal or local law (including discrimination on any basis whatsoever). For the avoidance of doubt, such release will not adversely affect the Executive’s ability to enforce the terms of this Agreement, his indemnification rights under the Company’s by-laws [and Agreement], his rights to coverage under the Company’s directors and officers liability insurance, his and his covered dependents’ rights to COBRA continuation coverage, and his rights to vested employee benefits.

6.                                       Recapture of Certain Incentive Compensation. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, during the Term, as a result of misconduct, with any financial reporting requirement under the securities laws, the Executive shall reimburse the Company, promptly upon notice and demand, for (a) any bonus or other incentive-based or equity-based compensation received from the Company during the twelve (12-) month period following the first public issuance or filing with the Securities and Exchange Commission, whichever occurs first, of the financial document embodying such financial reporting requirement; and (b) any profits realized from the sale of securities of the Company during that twelve (12-) month period.

7.                                       Assignment; Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company may not assign this Agreement without the Executive’s written consent, except that the Company’s obligations under this Agreement shall be the binding legal obligations of any successor to the Company by sale, and in the event of any transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will use its best efforts to cause the transferee to assume the obligations of the Company under this Agreement. The Executive may not assign this Agreement during his life. Upon the Executive’s death, this Agreement will inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate.

8.                                       Interpretation. The laws of the State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.

9.                                       Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

10.                                 Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and the Executive.

11.                                 Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

SPX Corporation

13515 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: General Counsel

The Company may change the person and/or address to which the Executive must give notice under this Section by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

12.                                 Severability. If any provisions(s) of this Agreement shall be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

13.                                 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof; provided, however, that: (i) the Executive’s Change in Control Agreement dated February 21, 2008 shall remain in full force and effect, and payments and benefits provided thereunder shall replace those provided in this Agreement to the extent that such payments or benefits would otherwise clearly be duplicative; and (ii) the Executive’s non-compete, non-solicitation, confidentiality or similar restrictive covenants shall remain in full force and effect.

14.                                 Consultation With Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

15.                                 No Waiver. No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Chairman of the Company’s Board. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

16.                                 Effect on Other Obligations. Payments and benefits herein provided to be paid to the Executive by the Company shall be made without regard to and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company or under any other policy of the Company relating to compensation, or retirement or other benefits. Except as otherwise expressly provided herein, payments or benefits provided the Executive hereunder shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any another source

17.                                 Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Code Section 409A and the treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty that may be imposed under Code Section 409A. In furtherance of this interest, (a) the parties intend that the terms and provisions of this Agreement be interpreted and applied in a manner that satisfies the requirements and exemptions of Code Section 409A, and (b) to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Agreement would result in the Executive being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

18.                                 Survival. All Sections of this Agreement survive beyond the Term except as otherwise specifically stated.

19.                                 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

20.                                 Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown below.

EXECUTIVE ACCEPTANCE

SPX CORPORATION

/s/	Lee S. Powell	By:	/s/ Christopher J. Kearney
	Lee S. Powell		Christopher J. Kearney
		Its:	Chairman, President and
Chief Executive Officer

		Date:	26 February 2008